FOR IMMEDIATE RELEASE

Contact:

Brookdale Senior Living Inc.
Ross Roadman 615-564-8104

Brookdale Announces Third Quarter 2011 Results

Highlights

•
Cash From Facility Operations (“CFFO”) was $65.6 million, a 9.9% increase from $59.7 million for the third quarter of 2010, excluding $5.5 million of integration and transaction-related costs in the third quarter of 2011.  CFFO was $0.54 per share for the third quarter of 2011 versus $0.50 per share for the third quarter of 2010, excluding integration and transaction-related costs in the third quarter of 2011.

•	Resident fees and management fee revenue increased over the third quarter of 2010 by $20.0 million, or 3.6%, to $578.5 million.
•	Average occupancy increased 80 basis points from the second quarter of 2011 to the third quarter.
•	Same store senior housing rate growth was 3.3% for the third quarter of 2011 versus the third quarter of 2010.
•	The Company completed the acquisition of the nation’s ninth largest senior housing operator with 91 communities and 16,213 units.
•	Brookdale now operates 647 communities with over 67,000 units in 36 states.

Nashville, TN.  November 3, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial and operating results for the third quarter of 2011.

Bill Sheriff, Brookdale’s CEO said, “The Company delivered a solid operating performance for the third quarter of 2011.  Increasing average occupancy by 80 basis points with a portfolio our size is meaningful.  Continuing to focus on marketing led to an average occupancy increase of 120 basis points from the year’s low point in May to 87.6% in September.  At the same time, our people have executed extremely well on integrating the Horizon Bay communities, a 30% increase in units operated, into our everyday business.  This is reflective of the strong capabilities of our organization and operating platform.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “During the quarter, for our same community portfolio of 532 communities, we achieved a senior housing rate growth of 3.3%, managed our senior housing expenses within an expected range at 2.8% and maintained our margins when compared to the third quarter of 2010.  With the financial transactions we completed during the quarter, we also continued to make progress with respect to our capital structure and debt maturity profile.”

Financial Results

Total revenue for the third quarter was $615.7 million, an increase of $39.9 million, or 6.9%, from the third quarter of 2010.  Resident and management fees for the third quarter were $578.5 million, an increase of $20.0 million, or 3.6%, from the third quarter of 2010.  Average monthly revenue per unit was $4,700 in the third quarter, an increase of $243, or 5.5%, over the third quarter of 2010.  Average occupancy for all consolidated communities for the third quarter of 2011 was 87.4%, flat with the third quarter of 2010 and 80 basis points higher than the second quarter of 2011.  As of September, average occupancy for all consolidated communities was 87.6%.

Facility operating expenses for the third quarter were $381.4 million, an increase of $12.5 million, or 3.4%, from the third quarter of 2010.  Operating contribution margin for the Company during the third quarter of 2011 was 33.7% versus 33.8% for the third quarter of 2010.

General and administrative expenses for the third quarter were $38.7 million, up from $33.2 million in the third quarter of 2010.  Excluding non-cash stock-based compensation expense for both periods and integration and transaction-related costs from the third quarter of 2011, general and administrative expenses were $28.0 million in the third quarter of 2011 versus $27.4 million for the prior year same period.  Demonstrating the Company’s efficient platform, general and administrative expenses for the quarter, excluding non-cash stock-based compensation expense and integration and transaction-related costs, were 4.3% of revenue (including revenues under management).

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Third quarter Adjusted EBITDA and Cash From Facility Operations included integration and transaction-related costs of $5.5 million.  For the nine months ended September 30, 2011, Adjusted EBITDA and Cash From Facility Operations included integration and transaction-related costs of $6.4 million.  Brookdale also uses Facility Operating Income to assess the performance of its communities.

For the quarter ended September 30, 2011, Facility Operating Income was $187.2 million, an increase of $5.7 million, or 3.1%, from the third quarter of 2010, and Adjusted EBITDA was $105.2 million, excluding the integration and transaction-related costs, an increase of $2.0 million, or 1.9%, over the third quarter of 2010.  For the nine months ended September 30, 2011, Facility Operating Income was $569.6 million, an increase of $18.5 million, or 3.3%, from the nine months ended September 30, 2010, and Adjusted EBITDA was $312.7 million, excluding integration and transaction-related costs, an increase of $12.8 million, or 4.3%, over the first nine months of 2010.

Cash From Facility Operations was $60.1 million for the third quarter of 2011, or $0.49 per share, and, excluding integration and transaction-related costs, was $65.6 million for the third quarter of 2011, or $0.54 per share, an increase of $5.9 million, or 9.9%, from CFFO of $59.7 million, or $0.50 per share, for the third quarter of 2010.  Cash From Facility Operations, excluding integration and transaction-related costs, was $189.5 million for the nine months ended September 30, 2011, an increase of $18.5 million, or 10.8%, from CFFO of $171.1 million for the first nine months of 2010.

Net loss for the third quarter of 2011 was $7.0 million, or $(0.06) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense, gain on acquisition and straight-line lease expense, net of deferred gain amortization.

Operating Activities

For the quarter ended September 30, 2011, same community revenues grew 2.7% over the same period in 2010, as revenue per unit increased by 3.2% and occupancy decreased by 50 basis points.  Same community Facility Operating Income for the quarter increased by 1.2% when compared to the third quarter of 2010.

The same community results for senior housing, excluding ancillary services, for the three months ended September 30, 2011 showed revenues grew 2.7% over the corresponding period in 2010 as revenue per unit increased by 3.3%.  Same community Facility Operating Income for senior housing (excluding ancillary services) increased by 2.6% over the third quarter of 2010.

By the end of the third quarter, the Company’s ancillary services programs provided therapy services to almost 38,800 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving over 28,300 units across the total consolidated Brookdale portfolio, up from approximately 24,600 units served a year ago.  Outpatient therapy and home health services produced $166 of monthly Facility Operating Income per occupied unit in the third quarter across all units served, versus $175 per month a year ago.

Balance Sheet

Brookdale had $39.2 million of unrestricted cash and cash equivalents and $101.3 million of restricted cash on its balance sheet at the end of the third quarter.

As of September 30, 2011, the Company had an available secured line of credit with a $230.0 million commitment and separate secured and unsecured letter of credit facilities of up to $82.5 million in the aggregate.  As of September 30, 2011, there were $35.0 million of borrowings under the revolving loan facility and $71.8 million of letters of credit had been issued under the letter of credit facilities.

On July 29, 2011, the Company obtained $437.8 million in loans pursuant to the terms of a Master Credit Facility Agreement.  The loans are secured by first mortgages on 44 communities, and 75% of such loans bear interest at a fixed rate of 4.25% while the remaining 25% of such loans bear interest at a variable rate equal to the 30-day LIBOR plus a margin of 182 basis points.  The loans mature on August 1, 2018 and require amortization of principal over a 30 year period.  Proceeds of the loans, together with cash on hand, were used to refinance or prepay

$445.2 million of mortgage debt which was scheduled to mature in February and August 2012. The Company currently has no mortgage debt maturities before 2013, other than periodic, scheduled principal payments.

On August 11, 2011, the Company’s board of directors approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company’s common stock.  Pursuant to this authorization, during the three and nine months ended September 30, 2011, the Company purchased 1,217,100 shares at a cost of approximately $17.6 million, or a weighted average price of approximately $14.44 per share.  As of September 30, 2011, approximately $82.4 million remains available under this share repurchase authorization.

Acquisitions/Divestitures

On September 1, 2011, the Company completed its previously announced acquisition of 100% of the equity interests in Horizon Bay Realty, L.L.C. ("Horizon Bay").  As a result of the transaction, the Company added to its portfolio 91 communities with over 16,200 units in 19 states.  In connection with the acquisition, the Company restructured Horizon Bay's existing relationship with HCP, Inc. (“HCP”) relating to 33 communities that Horizon Bay leased from HCP.  In particular, the Company (i) formed a joint venture with HCP to own and operate 21 communities, and (ii) leased the remaining 12 communities from HCP pursuant to long term, triple net leases.  The Company acquired a 10% interest in the joint venture, which utilizes a RIDEA structure.  The Company manages the joint venture communities under a ten-year management agreement with four five-year renewal options and retains all ancillary services operations.  Horizon Bay also leases an additional community from HCP pursuant to a triple net lease and subleases that community to a third-party operator.

The Company also provides management services to the remaining 58 Horizon Bay communities.  In conjunction with the acquisition, the Company entered into an agreement to restructure the management agreements with Chartwell Seniors Housing Real Estate Investment Trust (“Chartwell”) relating to 45 of these communities.  As part of the restructuring of the management agreements, Chartwell granted Brookdale an option through 2013 to acquire a 20% interest in Chartwell’s U.S. real estate assets managed by Brookdale.  Brookdale will also have a right of first offer to acquire any of Chartwell’s assets managed by Brookdale.

Certain elements of the Chartwell management arrangement restructuring are subject to lender and other third party approvals. Until such approvals are received, the Company will operate Chartwell’s properties under the existing management contracts.

Additionally, the Company sold one community during the quarter, a Retirement Center with a total of 74 units, for $2.0 million. The Company had recorded a $2.1 million impairment charge in the first quarter of 2011 related to this community and recorded an additional loss on disposition of $0.1 million.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company’s website at www.brookdaleliving.com supplemental information relating to the Company’s third quarter results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale’s management will conduct a conference call to discuss the results on Friday, November 4, 2011 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Third Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 11, 2011 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code “22294643”.  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 647 communities in 36 states and the ability to serve over 67,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the consummation of the restructuring of the management agreements with Chartwell Seniors Housing Real Estate Investment Trust (including the anticipated timing thereof); statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, expansion and development activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes and CFFO; our belief regarding the value of our common stock and our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk that we may not be able to satisfy the conditions and successfully complete the Chartwell management agreement restructuring; the risk that we may not be able to successfully integrate the new Horizon Bay communities into our operations; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease;

increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue
Resident fees	$575,159	$557,125	$1,707,117	$1,647,714
Management fees	3,336	1,339	6,246	4,146
Reimbursed costs incurred on behalf of managed communities	37,233	17,325	72,584	50,451
Total revenue	615,728	575,789	1,785,947	1,702,311

Expense
Facility operating expense (excluding depreciation and amortization of $54,227, $54,070, $155,206 and $158,277, respectively)	381,414	368,936	1,118,610	1,077,311
General and administrative expense (including non-cash stock-based compensation expense of $5,221, $5,823, $14,316 and $15,799, respectively)	38,711	33,231	105,935	97,017
Facility lease expense	68,314	68,090	200,694	203,514
Depreciation and amortization	64,071	74,951	206,430	221,180
Asset impairment	-	-	14,846	-
Gain on acquisition	(3,520)	-	(3,520)	-
Costs incurred on behalf of managed communities	37,233	17,325	72,584	50,451
Facility lease termination expense	-	4,616	-	4,616
Total operating expense	586,223	567,149	1,715,579	1,654,089
Income from operations	29,505	8,640	70,368	48,222

Interest income	1,171	441	2,569	1,521
Interest expense:
Debt	(30,433)	(33,357)	(92,667)	(100,540)
Amortization of deferred financing costs and debt discount	(4,310)	(2,244)	(9,024)	(7,250)
Change in fair value of derivatives and amortization	(1,508)	(176)	(4,151)	(5,023)
Loss on extinguishment of debt, net	(715)	(856)	(18,863)	(1,557)
(Loss) equity in earnings of unconsolidated ventures	(117)	272	295	788
Other non-operating (expense) income	(116)	(1,454)	260	(1,454)
Loss before income taxes	(6,523)	(28,734)	(51,213)	(65,293)
(Provision) benefit for income taxes	(513)	11,821	(2,087)	24,528
Net loss	$(7,036)	$(16,913)	$(53,300)	$(40,765)

Basic and diluted loss per share	$(0.06)	$(0.14)	$(0.44)	$(0.34)

Weighted average shares used in computing basic and diluted net loss per share	121,616	120,404	121,232	119,817

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
Cash and cash equivalents	$39,195	$81,827
Cash and escrow deposits - restricted	50,143	81,558
Accounts receivable, net	93,447	88,033
Other current assets	90,506	76,691
Total current assets	273,291	328,109
Property, plant, and equipment and
leasehold intangibles, net	3,681,280	3,736,842
Other assets, net	483,870	465,519
Total assets	$4,438,441	$4,530,470

Current liabilities	$607,187	$606,358
Long-term debt, less current portion	2,365,990	2,498,620
Other liabilities	415,878	365,495
Total liabilities	3,389,055	3,470,473
Stockholders’ equity	1,049,386	1,059,997
Total liabilities and stockholders’ equity	$4,438,441	$4,530,470

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities
Net loss	$(53,300)	$(40,765)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	18,863	1,557
Depreciation and amortization	215,454	228,430
Asset impairment	14,846	-
Equity in earnings of unconsolidated ventures	(295)	(788)
Distributions from unconsolidated ventures from cumulative share of net earnings	700	375
Amortization of deferred gain	(3,280)	(3,258)
Amortization of entrance fees	(18,865)	(18,160)
Proceeds from deferred entrance fee revenue	26,475	27,716
Deferred income tax benefit	-	(26,544)
Change in deferred lease liability	5,006	8,109
Change in fair value of derivatives and amortization	4,151	5,023
(Gain) loss on sale of assets	(1,180)	1,548
Gain on acquisition	(3,520)	-
Change in future service obligation	-	(1,064)
Non-cash stock-based compensation	14,316	15,799
Changes in operating assets and liabilities:
Accounts receivable, net	(2,375)	(6,480)
Prepaid expenses and other assets, net	(17,065)	(4,007)
Accounts payable and accrued expenses	2,826	5,721
Tenant refundable fees and security deposits	(1,941)	(2,720)
Deferred revenue	3,609	(5)
Other	7,577	(11,332)
Net cash provided by operating activities	212,002	179,155
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(1,591)	2,067
Decrease (increase) in cash and escrow deposits — restricted	56,244	(2,567)
Net proceeds from the sale of assets	30,817	1,487
Additions to property, plant, and equipment and leasehold intangibles, net of related payables	(114,588)	(70,604)
Purchase of marketable securities — restricted	(32,724)	-
Sale of marketable securities — restricted	1,415	-
Acquisition of assets, net of related payables and cash received	(54,597)	(26,116)
Purchase of Horizon Bay Realty, L.L.C., net of cash acquired	5,516	-
Receipt of notes receivable, net	1,674	1,013
Investment in unconsolidated ventures	(13,711)	(659)
Distributions received from unconsolidated ventures	156	77
Proceeds from the sale of unconsolidated venture	-	675
Other	(821)	(638)
Net cash used in investing activities	(122,210)	(95,265)
Cash Flows from Financing Activities
Proceeds from debt	477,525	382,076
Proceeds from issuance of convertible debt, net	308,233	-
Issuance of warrants	45,066	-
Purchase of bond hedge	(77,007)	-
Repayment of debt and capital lease obligations	(879,573)	(444,940)
Proceeds from line of credit	120,000	60,000
Repayment of line of credit	(85,000)	(60,000)
Payment of financing costs, net of related payables	(8,170)	(8,436)
Other	(454)	(590)
Refundable entrance fees:
Proceeds from refundable entrance fees	18,594	27,303
Refunds of entrance fees	(16,886)	(16,106)
Cash portion of loss on extinguishment of debt	(17,040)	(179)
Recouponing and payment of swap termination	(99)	(20,427)
Purchase of treasury stock	(17,613)	-
Net cash used in financing activities	(132,424)	(81,299)
Net (decrease) increase in cash and cash equivalents	(42,632)	2,591
Cash and cash equivalents at beginning of period	81,827	66,370
Cash and cash equivalents at end of period	$39,195	$68,961

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding first generation entrance fee receipts on a newly opened entrance fee CCRC).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011(1)	2010	2011(1)	2010
Net loss	$(7,036)	$(16,913)	$(53,300)	$(40,765)
Provision (benefit) for income taxes	513	(11,821)	2,087	(24,528)
Loss (equity) in earnings of unconsolidated ventures	117	(272)	(295)	(788)
Loss on extinguishment of debt	715	856	18,863	1,557
Other non-operating expense (income)	116	1,454	(260)	1,454
Interest expense:
Debt	22,602	25,817	68,762	77,786
Capitalized lease obligation	7,831	7,540	23,905	22,754
Amortization of deferred financing costs and debt discount	4,310	2,244	9,024	7,250
Change in fair value of derivatives and amortization	1,508	176	4,151	5,023
Interest income	(1,171)	(441)	(2,569)	(1,521)
Income from operations	29,505	8,640	70,368	48,222
Facility lease termination expense	-	4,616	-	4,616
Depreciation and amortization	64,071	74,951	206,430	221,180
Asset impairment	-	-	14,846	-
Gain on acquisition	(3,520)	-	(3,520)	-
Straight-line lease expense	1,834	2,812	5,016	8,109
Amortization of deferred gain	(1,094)	(1,086)	(3,280)	(3,258)
Amortization of entrance fees	(6,499)	(6,634)	(18,865)	(18,160)
Non-cash stock-based compensation expense	5,221	5,823	14,316	15,799
Change in future service obligation	-	-	-	(1,064)
Entrance fee receipts(2)	18,019	22,054	45,069	55,019
First generation entrance fees received (3)	(2,293)	(2,921)	(7,177)	(14,488)
Entrance fee disbursements	(5,475)	(4,984)	(16,886)	(16,106)
Adjusted EBITDA	$99,769	$103,271	$306,317	$299,869

(1)	The calculation of Adjusted EBITDA includes integration and transaction-related costs of $5.5 million and $6.4 million for the three and nine months ended September 30, 2011, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts on a newly opened entrance fee CCRC, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, facility lease termination expense, recurring capital expenditures, distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the fourth quarter of 2010, we revised the definition of Cash From Facility Operations to exclude distributions from unconsolidated ventures from cumulative share of net earnings and include our proportionate share (based on equity ownership percentages) of the Cash From Facility Operations generated by our unconsolidated ventures.   This impact is included in the Cash From Facility Operations for the three and nine months ended September 30, 2011.  Due to immateriality, the prior periods have not been restated.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011(1)	2010	2011(1)	2010

Net cash provided by operating activities	$54,650	$64,384	$212,002	$179,155
Changes in operating assets and liabilities	16,617	(3,812)	7,369	18,823
Refundable entrance fees received(2)	7,204	12,242	18,594	27,303
First generation entrance fees received (3)	(2,293)	(2,921)	(7,177)	(14,488)
Entrance fee refunds disbursed	(5,475)	(4,984)	(16,886)	(16,106)
Recurring capital expenditures, net	(8,675)	(7,572)	(25,000)	(21,583)
Lease financing debt amortization with fair market value or no purchase options	(2,645)	(2,267)	(7,765)	(6,659)
Facility lease termination expense	-	4,616	-	4,616
Cash From Facility Operations from unconsolidated ventures	738	-	2,040	-
Cash From Facility Operations	$60,121	$59,686	$183,177	$171,061

(1)	The calculation of CFFO includes integration and transaction-related costs of $5.5 million and $6.4 million for the three and nine months ended September 30, 2011, respectively.
(2)
Total entrance fee receipts for the three months ended September 30, 2011 and 2010 were $18.0 million and $22.1 million, respectively, including $10.8 million and $9.8 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the nine months ended September 30, 2011 and 2010 were $45.1 million and $55.0 million, respectively, including $26.5 million and $27.7 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three months and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net loss	$(7,036)	$(16,913)	$(53,300)	$(40,765)
Provision (benefit) for income taxes	513	(11,821)	2,087	(24,528)
Loss (equity) in earnings of unconsolidated ventures	117	(272)	(295)	(788)
Loss on extinguishment of debt	715	856	18,863	1,557
Other non-operating expense (income)	116	1,454	(260)	1,454
Interest expense:
Debt	22,602	25,817	68,762	77,786
Capitalized lease obligation	7,831	7,540	23,905	22,754
Amortization of deferred financing costs and debt discount	4,310	2,244	9,024	7,250
Change in fair value of derivatives and amortization	1,508	176	4,151	5,023
Interest income	(1,171)	(441)	(2,569)	(1,521)
Income from operations	29,505	8,640	70,368	48,222
Facility lease termination expense	-	4,616	-	4,616
Depreciation and amortization	64,071	74,951	206,430	221,180
Asset impairment	-	-	14,846	-
Gain on acquisition	(3,520)	-	(3,520)	-
Change in future service obligation	-	-	-	(1,064)
Facility lease expense	68,314	68,090	200,694	203,514
General and administrative (including non-cash
stock-based compensation expense)	38,711	33,231	105,935	97,017
Amortization of entrance fees	(6,499)	(6,634)	(18,865)	(18,160)
Management fees	(3,336)	(1,339)	(6,246)	(4,146)
Facility Operating Income	$187,246	$181,555	$569,642	$551,179